EXHIBIT 22.2


FOR IMMEDIATE RELEASE
______________________

From:  SMTEK International, Inc.           Contact:   Rick Vitelle
       2151 Anchor Court                              Chief Financial Officer
       Thousand Oaks, CA  91320                       805/376-2595
                                                             or
                                                      FOLEY/FREISLEBEN LLC
                                                      Jerry Freisleben
                                                      213/955-0020


              SMTEK INTERNATIONAL EFFECTS REVERSE STOCK SPLIT
               $4.5 million private placement also finalized
            _____________________________________________________

     THOUSAND OAKS, Calif. (May 25, 1999) - SMTEK International, Inc. (NYSE:
SMK) announced that the previously disclosed 1-for-20 reverse split of its common stock will become effective today at the opening of trading.

    	After completing the reverse split, SMTEK will have approximately 2,267,000 common shares outstanding.

   	The Company also reported that on May 21, 1999, following approval at a special meeting of stockholders last week, it consummated the sale of 11,250,000 pre-split shares of common stock to Thomas M. Wheeler, the Company's largest stockholder, for an aggregate price of $4,500,000. Mr. Wheeler now holds 39 percent of the Company's outstanding common stock.

     Also on May 21, the Company paid off a $2,000,000 note payable to Mr. Wheeler and related accrued interest of $302,000.

     Headquartered in Thousand Oaks, Calif., SMTEK International, Inc. is an electronics manufacturing services ("EMS") provider serving original equipment manufacturers ("OEMs") in the computer, telecommunications, instrumentation, medical, industrial and aerospace industries. The Company also fabricates multilayer printed circuit boards ("PCBs") for use in the computer, communications and instrumentation industries. The Company's EMS operations are in Southern California, Florida and Northern Ireland. Its PCB facilities are located in Northern Ireland.

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